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                                   SUPPLEMENT
                            dated September 22, 1997

                                       to
                             Prospectus Supplement
                               dated July 6, 1995



                                $750,000,000,000


                                  U.S. BANCORP
                            (Minneapolis, Minnesota)
                       (formerly First Bank System, Inc.)

                      MEDIUM-TERM NOTES, SERIES H (SENIOR)
                   MEDIUM-TERM NOTES, SERIES I (SUBORDINATED)

                  ___________________________________________

                    Due 9 Months or More from Date of Issue

                  ___________________________________________

     The information in this Supplement supersedes the information set forth under the caption "First Bank System, Inc." in the Prospectus dated May 26, 1995, as supplemented by the Prospectus Supplement dated July 6, 1995.
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                                  U.S. BANCORP

On August 1, 1997, First Bank System, Inc. ("FBS") completed its previously announced acquisition of U.S. Bancorp of Portland, Oregon. FBS exchanged .755 shares of its common stock for each share of U.S. Bancorp common stock and changed it name to U.S. Bancorp ("USB"). The transaction was accounted for as a pooling-of-interests.

USB, is a regional, multi-state bank holding company headquartered in Minneapolis, Minnesota. USB is comprised of 5 banks and other financial companies with 995 branches in 17 contiguous states from Illinois to Washington. USBC also has various nonbank subsidiaries engaged in financial services.

USB's subsidiary banks provide banking services to both domestic and foreign customers and correspondent banks. These services include consumer banking, commercial lending financing of import/export trade, foreign exchange, and investment services. USB through its subsidiaries also provides services in trust, commercial and agricultural finance, data processing, leasing and brokerage services. As of March 31, 1997, on a pro forma combined basis, USB and its consolidated subsidiaries had consolidated assets of $70 billion, consolidated deposits of $49 billion, and shareholders' equity of $5 billion.

USB was incorporated in Delaware in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, telephone
(612) 973-1111.